Exhibit 10.9

CONSULTING AND SERVICE AGREEMENT

This Consulting and Service Agreement (the “Agreement,”) is made as of October 4, 2012 (the “Effective Date”), between Picchio International Inc., with a business address at 516 – 922, 5th Avenue S.W., Calgary, AB T2P 3R4 (the “Consultant”); and KLOX TECHNOLOGIES INC., with a business address at 275 Armand-Frappier Boulevard, Laval, Quebec H7V 4A7, Canada (“KLOX”) (individually, a “Party,” and collectively, the “Parties”).

1.	The Services

KLOX hereby retains the Consultant on a non-exclusive basis and as an independent consultant to provide KLOX with (i) strategic advice on matters pertaining to the development and commercialization of medical products to provide health solutions to address critical unmet medical needs and (ii) to act as Executive Chairman of the Board of KLOX and such other consulting and advisory services relating to the business and affairs of KLOX and its Affiliated (as that term is defined below) as may be requested from time to time and as are within the professional expertise and competence of the Consultant (collectively, the “Services”). It is understood that the Consultant will assign responsibility for providing the Services to Dr. Francesco Bellini. KLOX will provide Dr. Bellini with an office at its premises.

2.	Compensation

In consideration of the provision of the Services, KLOX shall pay to the Consultant the amounts set out in Schedule 1 to this Agreement, as may be amended from time to time by the Parties in writing.

3.	Obligations of the Consultant

The Consultant agrees that, at all times during the Term of this Agreement (as defined in Section 10 below) and any renewal hereof, it shall, and shall cause its Affiliates (as defined in Section 5(a) below) and its and their respective officers, directors, employees, agents and representatives (collectively, “Representatives”) to:

(a)	faithfully and diligently perform the duties and exercise such powers consistent with those duties which are from time to time reasonably required in connection with the provision of the Services;

(b)	exercise all reasonable skill and care in providing the Services;

(c)	keep records of all acts and things done in relation to the provision of the Services and, at the request of KLOX, make these records available to KLOX for inspection and/or provide copies of these records to KLOX;

(d)	at all times comply with the provisions of this Agreement including, whether prior to or upon the termination of this Agreement or any renewal hereof, promptly at the request of KLOX deliver to it all documents, records, correspondence and other property of KLOX in the Consultant’s possession or that of its Representatives relating to KLOX, its business, activities and affairs;

(e)	comply with all lawful and reasonable directions from KLOX;

(f)	at all times comply with all applicable laws and regulations in the performance of its/their obligations and duties hereunder; and

(g)	report directly to KLOX.

4.	Representations and Warranties of the Consultant

The Consultant represents and warrants to KLOX as follows:

(a)	The Consultant and its Representatives have the skill and the expertise required to provide the Services to the standards required in this Agreement; and

(b)	The Services will be performed with the same degree of skill, diligence, prudence and foresight, which would reasonably and ordinarily be expected to be exercised by a skilled and experienced professional engaged in the same type of consulting under the same or similar circumstances and conditions.

5.	Confidentiality
a)	In the course of its services under this Agreement, Consultant will have access to certain information regarding KLOX, its affiliates and their activities.

Picchio International - Consulting and Service Agreement (strategic advice)

b)	When such information could reasonably be qualified as confidential or if its disclosure could be harmful to the KLOX or any affiliate’s interests and, particularly, but without limitation, all information including ideas, concepts, projects, policies, plans, business plans, programs, formulas, systems, methods, processes, recipes, discoveries, technologies, inventions, or other works, algorithms, software (source code, object code and related documentation), models, logos, products, names of products and services, slogans, graphics, sketches, layouts, flowcharts, the names, qualifications and requirements of suppliers, executives, distributors, users, customers, partners and associates, as well as other technical and commercial information whether patentable or not, whether copyrightable or not and whatever the form they may take (digital, analog or hard copy), including files, e-mails, lists, reports, proceedings, drawings, models, prototypes, disks, diskettes, CD’s, tapes or other documents or similar objects, shall be qualified as confidential information (hereinafter referred to as the “Confidential Information”).

c)	Consultant undertakes, at all times throughout the term of this Agreement and thereafter, to maintain the confidentiality of above said Confidential Information and not to, directly or indirectly, use or disclose any part of the said Confidential Information to any third party except for the purpose provided herein nor otherwise incorporate any part of the Confidential Information anywhere without the prior written consent of KLOX.

d)	Consultant undertakes not to make any copies or other reproduction whatsoever of any Confidential Information except as specifically authorized by KLOX. Forthwith upon the request of KLOX, Consultant shall immediately return all documents and other forms of support containing Confidential Information and all reproductions whatsoever to KLOX.

e)	Consultant undertakes to comply with any policies relating to Confidential Information, data or trade secrets, which KLOX or any affiliate may put in place from time to time.

f)	At the expiration of this Agreement, Consultant undertakes not to keep or take with it any document or paper or other embodiment of any Confidential Information or any physical property of KLOX and of any Affiliate.

g)	Notwithstanding Sections 5 a) to 5 f), the Confidential Information does not include any information which, through no breach of the provisions of this Agreement:

i)	is in the public domain, without any fault or responsibility on Consultant’s part;

ii)	is property within the legitimate possession of Consultant prior the disclosure and without any obligation of confidence attaching thereto;

iii)	after disclosure, is lawfully received by Consultant from another person who is lawfully in possession of such information and such other person was not restricted from disclosing the said information; or

iv)	is approved by KLOX for disclosure prior to its casual disclosure.

h)	Notwithstanding Section 5 g), Confidential Information will not be deemed to be in the public domain or to have been known by a party only because it is embraced by more general information previously known to it or only because it expressed in publications, books, patents or other literature in general terms not specifically including such Confidential Information disclosed or made available to KLOX’s shareholders.

6.	Termination

Without prejudice to any remedy that either Party may have against the other, this Agreement may be terminated summarily without notice or payment in lieu of notice or other compensation:

(a)	By KLOX if:

(i)	the Consultant or any Representative wilfully neglects to perform its duties or obligations hereunder;

(ii)	the Consultant or any Representative is guilty of negligence or wilful misconduct;

(iii)	the Consultant or any Representative wilfully acts in any way which, in the reasonable opinion of KLOX, brings or is likely to bring KLOX into disrepute;

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(iv)	the Consultant enters into liquidation, whether compulsorily or voluntarily, or compounds with its creditors or suffers any similar action in consequence of debt;

(v)	the Consultant or any Representative commits a breach of any of the provisions of this Agreement which shall remain unremedied for thirty (30) days after notice of such breach has been served by KLOX on the Consultant; or

(b)	By the Consultant if:

(i)	KLOX Health enters into liquidation, whether compulsorily or voluntarily, or compounds with its creditors or suffers any similar action in consequence of debt;

(ii)	KLOX Health commits any breach of any of the provisions of this Agreement which shall remain unremedied for thirty (30) days after notice of such breach has been served by the Consultant on KLOX Health.

Termination of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination and, in particular but without limitation, the right to recover damages against the other. Upon termination of this Agreement for whatever reason, the Consultant shall cease to use and shall return promptly to KLOX all property, including all Confidential Information, belonging to KLOX.

7.	Independent Contractor

It is understood and agreed that the Consultant’s relationship to KLOX is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the Parties or between KLOX and any of the Consultant’s Representatives. KLOX shall have no responsibility whatsoever to withhold or remit any taxes that may be owing by the Consultant in relation to the fees it receives for the Services, nor shall KLOX be liable to make any contributions to any state, provincial or federal social benefit, welfare, pension or other similar programmes on behalf of the Consultant or any of its Representatives.

8.	Announcements

The Consultant shall not disclose to any third party or make any public announcement about the existence or performance of this Agreement, the discussions regarding such arrangement or agreement or any other matter relating to the Services, whether in the form of press release or otherwise, without the prior written consent of KLOX.

9.	Notices and Communications

All formal notices and other communications hereunder shall be hand delivered or sent by registered or certified mail, return receipt requested, or by fax addressed to the Party at the address or fax number set forth in this Agreement, or to such other address or fax number as such Party may designate in writing to the other, as follows:

Notices to Consultant:	Dr. Francesco Bellini
Chairman
Picchio International Inc.
516 – 922, 5th Avenue S.W.
Calgary, AB T2P 3R4
Tel.: +403-262-1555
Fax: +403-262-1117

Notices to KLOX:	Dr. Lise Hebert
President and CEO
KLOX Technologies Inc.
Tel.: +514-680-4570
Fax: +514-680-4501

Such notices and communications shall be deemed to have been given as of personal delivery, the date and time of the fax confirmation or on the second business day (at the place of delivery) after deposit with the postal service or recognized overnight delivery service, as the case may be.

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This Section is not intended to govern the exchange of notices in connection with the regular performance of the Services under this Agreement.

10.	Effective Date and Term

This Agreement shall have effect from the Effective Date for an indeterminate period of time, unless terminated earlier pursuant to the terms hereof (the “Term”). Either Party may terminate this agreement by advising the other Party in writing with a ninety day notice.

11.	Successors in Interest and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors. Neither Party may transfer or assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent may not be unreasonably withheld. Any purported transfer or assignment by a Party made in contravention of this Agreement shall be null and void and without legal effect.

12.	Survival

In addition to the provisions of Section 5 (Confidentiality) which shall survive termination of this Agreement as provided for therein, the following provisions also survive termination of this Agreement for whatever reason and shall remain in full force and effect: Sections 2 (Compensation), 6 (Termination), 8 (Announcements), 9 (Notices and Communications), 14 (Governing Law) and 15 (Enforceability).

13.	Entire Agreement and Waiver

This Agreement constitutes the entire agreement between the Parties in relation to the Services and supersedes all prior understandings and agreements, whether oral or written, between the Parties with respect to the subject matter addressed herein. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the Party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right shall preclude any other or further exercise thereof or the exercise of any other right hereunder.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein and shall be treated in all respects as a Quebec contract. It is understood and agreed that both Parties hereby submit to the jurisdiction of Quebec.

15.	Enforceability

The invalidity, illegality or unenforceability of any provision hereof as to an obligation of a Party shall in no way affect the validity or enforceability of any other provision of this Agreement. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the Parties will negotiate in good faith to substitute a provision of like economic effect and intent. Where one or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.	Representations Regarding Due Authority

KLOX and the Consultant each warrant to the other that:

(a)	it has full corporate power and authority to enter into this Agreement, and to do all things necessary for the performance of this Agreement;

(b)	this Agreement has been duly authorised for execution by it; and

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(c)	this Agreement when executed will become the legal, valid and binding obligation of that Party, enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganisation or other similar laws relating to the rights of creditors generally.

17.	Further Assurances

The Parties agree to perform any act and sign any additional instrument necessary to give full effect to the provisions of this Agreement.

18.	Time of the Essence

The Parties agree that time is of the essence in relation to the delivery of their respective obligations under this Agreement.

19.	Language

The Parties hereto declare that they have specifically required that this Agreement be drafted and executed in the English language. Les Parties aux présentes déclarent qu’elles ont spécifiquement demandé que le présent contrat soit rédigé et signé en langue anglaise, et par les présentes confirment leur dite demande.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, intending to be legally bound thereby, with effect from the Effective Date.

KLOX TECHNOLOGIES INC.:	PICCHIO INTERNATIONAL INC.:

By: /s/ Lise Hébert	By: /s/ Francesco Bellini
Dr. Lise Hébert President and CEO Date:	Dr. Francesco Bellini Chairman Date:

By: /s/ Mariano Rodriguez
Mariano Rodriguez Vice President, Chief of Finance and Operations and Corporate Secretary Date:

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Schedule 1

Fees

In consideration of the provision of the Services, KLOX shall pay to the Consultant a monthly retainer of C$20,833.33 per month, plus applicable taxes. Any reasonable out of pocket expenses incurred by the Consultant submitted with the underlying invoice or statement provided in respect of representing KLOX for business matters including meals, hotels, and airline travel, but not personal aircraft charges, shall be reimbursed by KLOX.

Payment of the monthly retainer will be made by KLOX cheque within 30 days of the invoice date relating to the given month.

All invoices must specify the taxes payable and include reference to the Consultant’s Good and Services Tax and Provincial Sales Tax registration numbers, if applicable.

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